UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 30, 2013

AWG INTERNATIONAL WATER CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7721 E. Trent Ave. Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

(509) 474-9451

(Registrant’s telephone number, including area code)

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  Director Resignation

On December 30, 2013, Robb Perkinson tendered his resignation as a member of the Board of Directors.  There were no disagreements between Mr. Perkinson and the Company relating to any of the Company's operations, policies or practices.

(b)  Director Appointment

On December 30, 2013, the Board of Directors nominated Michael T. Wende to fill the vacancy on the Board of Directors.

Mr. Wende, age 56, received his B.S. in Electrical Engineering from the University of Texas and a M.S in Electrical Engineering from the University of Idaho.  From September 2013 to the present, Mr. Wende has acted as a contract employee with Itron, Inc. as a System Engineer writing a Conformance Test Specification for Italian natural gas metering systems.  From February 2011 through May 2013, he was the Engineering Project Manager for Flyback Energy, Inc., responsible for Flyback's first production product.  From November 1999 through July 2010, he acted as an Engineering Product Manager, Lead Marketing Engineer and R&D Engineering Manager and strategic marketing leader on cellular equipment for Agilent Technologies, Inc.  We believe that Mr. Wende's extensive leadership and managerial experience during his engineering career qualifies him to be a member of the Company's board of directors.

Mr. Wende is a Company shareholder.  The Table below sets forth his current equity ownership in the Company.

This table is based upon information derived from our stock records.  We believe that the shareholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 112,721,016 shares of common stock outstanding as of October 25, 2013 as disclosed in our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

(a)  Name of Beneficial Owner of Certain Beneficial Owners

Title of Class (1)	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Michael T. Wende	7721 East Trent Ave., Spokane Valley, WA, 99212	7,100,500	6.3%

(1) The class is common stock.

(c)  Compensatory Arrangements of Certain Officers

On December 30, 2013, the Board of Directors authorized the payment of accrued and unpaid executive compensation with common stock to its named executive officers.  Additionally, to the extent that the Company does not have sufficient cash to pay executive compensation in the future, the Company is authorized to pay executive compensation in the form of common stock.

Currently, accrued and unpaid executive compensation totals $105,000.  The Company is authorized to offer and issue common stock to the executive officers, at each employee’s option, in lieu of cash compensation.  The number of shares paid as compensation will be equal to 100% of the accrued payroll on December 31, 2013 plus a 100% risk premium to offset the potential future fluctuation in stock price.  The share price will be established by averaging the closing price of the stock, as quoted Over-the-Counter, for the five trading days prior to issuance.

(d)  Stock Grants to Named Executive Officers

Subject to applicable law, the Company is authorized to grant common stock to Keith White, Jeff Stockdale, and Jeff Mitchell, named executive officers, on or before June 15, 2014. These stock grants will be bonus executive compensation and awarded on or before June 15, 2014.  These grants may be awarded at an earlier date.

If the Company achieves the goal of cash flow break-even for any two out of three contiguous calendar months, commencing January 1, 2014 and ending May 31, 2014 or employment is terminated, the common stock will be awarded at the earlier date.

On June 15, 2014, unless the stock is awarded earlier, due to the aforementioned criteria, the common stock awards will be issued.

The common stock awards are as follows:

Keith White - 3,352,500 shares

Jeff Stockdale - 3,352,500 shares

Jeff Mitchell - 3,352,500 shares

These common shares will be deemed restricted and unavailable for resale unless registered or exempt from registration pursuant to the Securities Act of 1933, as amended.

(e)  Increase in Annual Executive Compensation

The Board of Directors has authorized an increase in executive compensation for named executive officers.  Effective January 1, 2014, the annual base salary will be increased from $120,000 to $175,000.   Presently, due to cash flow limitations, executive compensation paid in cash will be deferred in part with the unpaid cash portions accrued and payable in the future.   However, any and all accrued and unpaid executive compensation may be paid in common stock, in lieu of cash, at the option of the named executive officer, as set forth in (c) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2014

AWG International Water Corporation

/s/ Keith White

______________________________

By:  Keith White

Title:  Chief Executive Officer

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